Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-229505) and Form S-8 (File No. 333-226985) of our report dated October 30, 2020, relating to the consolidated financial statements of Dogness (International) Corporation included in its amendment of annual report (Form 20-F/A) for the year ended June 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which appears in such Registration Statements. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Friedman LLP

New York, New York
April 20, 2023